Exhibit 99.1

Contact:	Diana G. Purcel — Chief Financial Officer
952-294-1300
Famous Dave’s Reports Second Quarter Earnings of $0.29 per share
MINNEAPOLIS, July 28, 2010 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $40.7 million and $2.5 million, respectively, or $0.29 per diluted share, for the second quarter ended July 4, 2010. This compares to revenue and net income of $36.3 million and $2.4 million, respectively, or $0.26 per diluted share for the comparable period in 2009. For the first six months of 2010, the Company had revenue and net income of $73.3 million and $5.2 million, respectively, or $0.58 per diluted share. For the 2009 comparable period, the Company had revenue and net income of $70.1 million and $3.7 million, respectively, or $0.40 per diluted share.
“Our operations team once again delivered a solid quarter,” said Christopher O’Donnell, president and CEO of Famous Dave’s. “Our results, during a time when consumers continue to be cautious in their spending behaviors, reflect the focused discipline of our organization and our passion to take care of our guests.”
Same store sales for company-owned restaurants open for 24 months or more increased 0.6 percent during the quarter, reflecting a meaningful improvement over a negative 9.4 percent for the second quarter of 2009. The comparable sales increase included a weighted average price increase of approximately 1.0 percent. Comparable sales for company-owned restaurants decreased 1.4% during the first half of 2010, compared to a decrease of 7.5% for the first half of 2009.
Franchise royalty revenue for the second quarter of 2010 totaled $4.2 million, a decrease of 5.0% from the comparable period in 2009. The decrease in royalty revenue primarily reflects the impact of lost royalties from eight New York and New Jersey locations, seven of which were purchased by the company in March of this year, along with a decrease in comparable sales of 0.6%. Franchise royalty revenue for the first half of 2010 totaled $8.2 million, with the year over year decrease of 4.8% again reflecting the impact of lost royalties from the NY/NJ acquisition as well as a decrease of 1.7% in comparable sales.
Stock-based and Board of Directors Cash Compensation and Common Share Repurchase
Earnings results for the second quarter of 2010 included approximately $340,000 or $0.03 per diluted share, in compensation expense related to the company’s stock-based incentive programs and board of directors’ cash compensation, as compared to approximately $237,000 or $0.02 per diluted share, for the prior year comparable period. The increase in stock-based compensation is primarily due to an increase in the Company’s stock price over the prior year. Stock-based compensation expense and board of directors’ cash compensation expense for the six months ended July 4, 2010 was approximately $696,000 or $0.05 per diluted share, compared to approximately $375,000 or $0.03 per diluted share for the prior year comparable period.
The company repurchased 224,150 shares of common stock during the fiscal 2010 second quarter at an average price of $8.66 per share, excluding commissions, for a total of approximately $1.9 million. The company has repurchased approximately 654,000 shares of common stock during the first six months of 2010 at an average price of $7.51 per share, excluding commissions, for a total of $4.9 million. The Company has now repurchased approximately 761,000 shares under its current 1,000,000 share authorization.

Marketing and Development
Development and marketing highlights during the quarter included a successful “limited time offer” of “80 Proof BBQ”. The current limited time offering, “USA of Barbeque,” highlights the return of a successful promotion from last summer with the addition of Santa Maria Tri Tip. On August 1st, we will again be featuring “Dave’s Day” which honors our founder, Dave Anderson, and provides a free entrée for those named Dave.
“We were pleased with the contributions from all of our restaurants during the quarter, including the seven New York and New Jersey restaurants which were added to our company-owned portfolio earlier this year,” O’Donnell said. “Our operations team did a great job of controlling costs as well as continuing to enhance the overall guest experience.”
Famous Dave’s opened two new franchise-operated restaurants during the second quarter, in Gilbert, AZ and Idaho Falls, ID. Famous Dave’s ended the quarter with 177 restaurants, including 52 company-owned restaurants and 125 franchise-operated restaurants, located in 36 states.
Outlook
The company is updating its guidance on restaurant development, and anticipates opening one company-owned restaurant and approximately eight to ten franchise-operated restaurants during fiscal 2010. The majority of the remaining openings for 2010 will be in the fourth quarter.
Conference Call
The company will host a conference call tomorrow, July 29, 2010, at 10:00 a.m. Central Time to discuss its second quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 52 locations and franchises 125 additional units in 36 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009
Revenue:
Restaurant sales, net	$36,213	$31,546	$64,606	$60,837
Franchise royalty revenue	4,214	4,434	8,196	8,609
Franchise fee revenue	50	—	90	75
Licensing and other revenue	272	345	456	591

Total revenue	40,749	36,325	73,348	70,112

Costs and expenses:
Food and beverage costs	10,617	9,506	18,944	18,284
Labor and benefits costs	11,024	9,372	20,273	18,683
Operating expenses	9,616	8,182	17,244	15,732
Depreciation and amortization	1,377	1,269	2,669	2,581
General and administrative expenses	3,914	3,975	7,726	8,275
Asset impairment and estimated lease termination and other closing costs	2	(433)	(72)	(327)
Pre-opening expenses	54	—	81	—
Gain on acquisition, net of acquisition costs	—	—	(2,036)	—
Net loss on disposal of property	8	6	8	6

Total costs and expenses	36,612	31,877	64,837	63,234

Income from operations	4,137	4,448	8,511	6,878

Other expense:
Loss on early extinguishment of debt	—	(449)	—	(449)
Interest expense	(262)	(426)	(562)	(900)
Interest income	20	33	59	67
Other expense, net	(12)	(18)	(4)	(8)

Total other expense	(254)	(860)	(507)	(1,290)

Income before income taxes	3,883	3,588	8,004	5,588

Income tax expense	(1,347)	(1,220)	(2,761)	(1,900)

Net income	$2,536	$2,368	$5,243	$3,688

Basic net income per common share	$0.29	$0.26	$0.59	$0.41

Diluted net income per common share	$0.29	$0.26	$0.58	$0.40

Weighted average common shares outstanding — basic	8,649,000	9,105,000	8,824,000	9,094,000

Weighted average common shares outstanding — diluted	8,810,000	9,212,000	8,986,000	9,149,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009
Food and beverage costs (1)	29.3%	30.1%	29.3%	30.1%
Labor and benefits (1)	30.4%	29.7%	31.4%	30.7%
Operating expenses (1)	26.6%	25.9%	26.7%	25.9%
Depreciation & amortization (restaurant level) (1)	3.4%	3.6%	3.7%	3.8%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.4%	0.4%
General and administrative (2)	9.6%	10.9%	10.5%	11.8%
Asset impairment and estimated lease termination and other closing costs (1)	—	(1.4%)	(0.1%)	(0.5%)
Pre-opening expenses and net loss on disposal of property (1)	0.1%	—	0.1%	—
Gain on acquisition, net of acquisition costs(1)	—	—	(3.2%)	—

Total costs and expenses (2)	89.8%	87.8%	88.4%	90.2%
Income from operations (2)	10.2%	12.2%	11.6%	9.8%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	July 4,	January 3,
	2010	2010
ASSETS
Cash and cash equivalents	$1,789	$2,996
Other current assets	9,747	9,486
Property, equipment and leasehold improvements, net	60,941	54,818
Other assets	3,499	1,081

Total assets	$75,976	$68,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$13,222	$12,464
Line of credit	12,500	13,500
Other long-term obligations	16,327	9,423
Shareholders’ equity	33,927	32,994

Total liabilities and shareholders’ equity	$75,976	$68,381

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	July 4,	June 28,
	2010	2009
Cash flows provided by operating activities	$6,386	$7,322
Cash flows used for investing activities	(8,320)	(442)
Cash flows provided by (used for) financing activities	727	(6,631)

(Decrease) / increase in cash and cash equivalents	$(1,207)	$249

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009
Restaurant Sales (in thousands)
Company-Owned	$36,213	$31,546	$64,606	$60,837
Franchised-Operated	$90,136	$93,629	$175,278	$180,855

Total number of restaurants:
Company-Owned	52	46	52	46
Franchise-Operated	125	130	125	130

Total	177	176	177	176

Total weighted average weekly net sales (AWS):
Company-Owned	$53,471	$52,667	$49,833	$50,278
Franchise-Operated	$56,518	$56,441	$54,401	$55,567

AWS 2005 and Post 2005: (1)
Company-Owned	$60,107	$62,359	$56,712	$60,694
Franchise-Operated	$60,657	$62,179	$58,643	$61,528

AWS Pre 2005: (1)
Company-Owned	$49,650	$49,246	$46,377	$46,654
Franchise-Operated	$49,519	$48,225	$47,423	$47,252

Operating Weeks:
Company-Owned	676	598	1,289	1,209
Franchise-Operated	1,593	1,656	3,219	3,250

Comparable net sales (24 month):
Company-Owned %	0.6%	(9.4%)	(1.4%)	(7.5%)
Franchise-Operated %	(0.6%)	(10.9%)	(1.7%)	(8.6%)

Total number of comparable restaurants:
Company-Owned	42	38	41	38
Franchise-Operated	99	94	96	93

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.